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                                                                     Exhibit 1.2

                               ACTIVE POWER, INC.

August ___, 2000

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Merrill Lynch World Headquarters
World Financial Center, South Tower
225 Liberty Street, 6th Floor
New York, New York 10080

     Re:  Active Power, Inc. Reserved Share Program

Ladies and Gentlemen:

     Reference is made to the U.S. Underwriting Agreement dated August ____, 2000 (the "Underwriting Agreement") between Active Power, Inc. (the "Company") and the Underwriters listed in Schedule I to the Underwriting Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

     As part of the offerings contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has agreed to reserve out of the shares of Common Stock ("Shares"), set forth opposite its name on Schedule I to the Underwriting Agreement, up to ________ Shares for sale to certain employee and friends of the Company ("Invitees"), as set forth in the Prospectus under the heading "Underwriting" (the "Reserved Share Program"). The Shares to be sold by Merrill Lynch pursuant to the Reserved Share Program (the "Reserved Shares") will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price. Any Reserved Shares not orally confirmed for purchase by such Invitees by the end of the first business day after the date of the Underwriting Agreement will be offered directly to the public by Merrill Lynch as set forth in the Prospectus.

     In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

     1. The Company represents and warrants to Merrill Lynch that (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Registration Statement, Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Reserved Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been
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obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Reserved Shares are offered or sold outside the United States in connection with the Reserved Share Program.

     2. The Company covenants with Merrill Lynch that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Reserved Shares are offered or sold in connection with the Reserved Share Program.

     3. In connection with the Reserved Share Program, the Company hereby agrees that it will use its best efforts to ensure that purchasers of Reserved Shares that are required to be restricted by the National Association of Securities Dealers, Inc. (the "NASD") or the NASD rules will be so restricted from the sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. Merrill Lynch will notify the Company as to which persons will need to be so restricted. Upon such notification, the Company will direct the transfer agent to place a stop transfer restriction upon such Reserved Shares held by such persons for the applicable period of time.

     4. The Company will pay all costs and expenses of the Underwriters, including the fees and expenses of Merrill Lynch's counsel, in connection with matters related to the Reserved Share Program and all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Reserved Share Program.

     5. The Company agrees to indemnify and hold harmless the Underwriters against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of an untrue statement or alleged untrue statement of a material fact contained in the prospectus wrapper material or other material prepared by or with the consent of the Company for distribution in foreign jurisdictions in connection with the Reserved Share Program attached to, or included with, the Prospectus or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, when considered in conjunction with the Prospectus or any applicable preliminary prospectus, not misleading; provided that the Company shall not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or alleged untrue statement in or omission or alleged omission from the Prospectus or any applicable preliminary prospectus or amendment or supplement to either of the foregoing in reliance upon and in conformity with information furnished to the Company by or on behalf of Merrill Lynch specifically for use therein, which information the parties hereto agree is limited to the statements contained in the fourteenth and fifteenth textual paragraphs under the section entitled "Underwriting" in the Prospectus; and provided further that the Company will not be liable to any Underwriter with respect to any Prospectus to the extent that the Company shall sustain the burden of proving that any such loss, liability, claim, damage or expense resulted
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from the fact that Merrill Lynch, in contravention of a requirements of this
Agreement or applicable law, sold Shares to a person to whom Merrill Lynch failed to send or give, at or prior to the Closing Date, a copy of the Final Prospectus, as then amended or supplemented if the Company has previously furnished copies thereof (sufficiently in advance of the Closing Date to allow for distribution by the Closing Date) to Merrill Lynch and the loss, liability, claim, damage or expense of Merrill Lynch resulted from an untrue statement or omission of a material fact contained in or omitted from the Preliminary Prospectus which was corrected in the Final Prospectus as, if applicable, amended or supplemented prior to the Closing Date and such Final Prospectus was required by law to be delivered at or prior to the written confirmation of sale to such person, but only to the extent that such failure to give or send such Final Prospectus by the Closing Date to the party or parties asserting such loss, liability, claim, damage or expense bears in proportion to all of the losses, liabilities, claims, damages or expenses asserted by such party(ies) with respect to any Prospectus.

     6. In connection with the Reserved Share Program, the Company agrees to indemnify and hold harmless the Underwriters from and against any and all losses, liabilities, claims, damages, fines, penalties and expenses, whatsoever, incurred by the Underwriters as a result of (i) the failure of those Invitees purchasing in the Reserved Share Program to pay for and accept delivery of Reserved Shares which, following the effectiveness of the Registration Statement, were the subject of a properly confirmed oral agreement to purchase and (ii) the violation of any securities laws or regulations of foreign jurisdictions or foreign regulatory bodies in connection with any offer and/or sale of Reserved Shares.

     7. This Agreement is for the benefit of Merrill Lynch and each of the Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

     9. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

                                 Very truly yours,

                                 Active Power, Inc.

                                 By:__________________________
                                    Name:
                                    Title:
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Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated

By:__________________________
   Name:
   Title: